CERTIFICATE OF AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ConnectM Technology Solutions, Inc.

ConnectM Technology Solutions, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is ConnectM Technology Solutions, Inc. The date of filing of the original Certificate of Incorporation of the Corporation (the "Original Certificate") with the Secretary of State of the State of Delaware is September 23, 2021.

2. The Original Certificate was amended by an Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 10, 2022 (the "First Amended and Restated Certificate"), which amended, restated, integrated and superseded the Original Certificate.

3. The First Amended and Restated Certificate was amended by a Second Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on July 12, 2024 (the "Second Amended and Restated Certificate"), which amended, restated, integrated and superseded the First Amended and Restated Certificate.

4. This Certificate of Amendment to Second Amended and Restated Certificate (this "Certificate of Amendment") amends and restates Section 4.1 of the Second Amended and Restated Certificate in its entirety to provide as follows:

> Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 260,000,000 shares, consisting of (a) 250,000,000 shares of common stock (the "Common Stock"), and (b) 10,000,000 shares of preferred stock (the "Preferred Stock").

5. The remaining provisions of the Second Amended and Restated Certificate not affected by the aforementioned amendment shall remain in full force and shall not be affected by this Certificate of Amendment.

6. This Certificate of Amendment and the actions set forth herein has been duly approved and adopted by the Board of Directors of the Corporation on August 13, 2025, and this Certificate of Amendment and the actions set forth herein have been approved by the stockholders of the Corporation on September 24, 2025, in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

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7. The foregoing amendment will be effective on September 25, 2025, at 5:00 p.m., Eastern time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 24th day of September, 2025.

By: Bhaskar Panigrahi
Name: Bhaskar Panigrahi
Title: Chief Executive Officer

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